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                             SUBLICENSE AGREEMENT


            THIS SUBLICENSE AGREEMENT (the "Agreement") is made as of the 30th day of June, 1995, by and between Transmedia Europe, Inc., a Delaware corporation ("Europe") and International Advance Inc., a Delaware corporation ("Advance").

                              W I T N E S S E T H:

            WHEREAS, TMNI owns the Marks in the business developed and operated in the United States by Transmedia Network, Inc. ("Network"). Except as otherwise provided the term Network shall include both Network and TMNI;

            WHEREAS, pursuant to a license agreement made December 14, 1992, as amended on April 12, 1993 and May 11, 1993 TMNI International, Inc., a Delaware corporation ("TMNI") licensed to Europe, among other things certain exclusive rights to use trademarks owned by TMNI;

            WHEREAS, it is the intention of Advance to transfer the rights and obligations under this Agreement to an entity formed in France to be known as Transmedia La Carte Restaurant, S.A. ("La Carte"); and

            WHEREAS, Advance desires to obtain from Europe, and Europe wishes to grant to Advance, a sublicense to use the Marks under the terms and conditions hereinafter specified.

            NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

      1.    DEFINITIONS

            For purposes of this Agreement, the following terms shall have the meanings as hereinafter set forth.

            1.1 "Business" shall mean the business which (a) acquires from Member Restaurants "rights-to-receive" meal credits which are held as inventory for use by consumers who have been issued a TRANSMEDIA Card; and (b) provides such other services to TRANSMEDIA Cardholders or Member Restaurants as may be authorized by Europe under the terms of this Agreement.

            1.2 The "European Software" shall mean the proprietary computer software programs developed and owned by Europe which will be used by Advance in the operation of the Business. These shall also be included any and all modifications, improvements, corrections, updates and enhancements, whether furnished by Europe or developed by Advance.
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            1.3 "Indicia" shall mean all specialized procedures and techniques developed by Europe directly or through the assistance of Network contained in the Operations Manual or otherwise disclosed to Advance with respect to: soliciting, marketing and acquiring Member Restaurants and TRANSMEDIA Cardholders; processing, monitoring and tracking all Member Restaurant accounts and credit transactions; providing support services for TRANSMEDIA Cardholders; and handling record keeping, reporting, personnel management, sales promotion, marketing and advertising.

            1.4 "Marks" shall mean the name and style "TRANSMEDIA" as well as any other trademarks or tradenames whose use may be granted by Europe to Advance in the future in connection with the Business.

            1.5 "Master License" shall mean the license granted by TMNI to Europe pursuant to an agreement dated December 14, 1992 as thereafter amended.

            1.6 "Member Restaurants" shall mean restaurants which from which Advance acquires rights-to-receive meal credits.

            1.7 "Operations Manual" shall mean the confidential operations manual used by Europe, in the operation of its Business.

            1.8 "Sublicense" shall mean the rights granted under Section 2.1 and
2.2 of this Agreement.

            1.9 "Term" shall mean the period from the date of this Agreement through any termination date set forth this Agreement.

            1.10 "Territory" shall mean the Republic of France and Monaco.

            1.11 "TRANSMEDIA Card" shall mean the card provided to cardholders by any entity authorized to issue TRANSMEDIA Cards. Such entities to be collectively referred to as "TRANSMEDIA Card Issuers."

      2.    GRANT

            2.1 All rights granted hereunder by Europe to Advance, are strictly subject to the limitations on the rights and obligations of Europe set forth in the Master License. To the extent that the grant made hereunder is at any time in conflict with the Master License, the terms of the Master License shall govern, and the grant hereunder shall be deemed to be amended, ab initio, to be consistent therewith, except as may otherwise be specifically provided in this Agreement. No changes in the consideration payable under this Agreement shall result from any


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deemed amendment nor shall Advance be able to bring any action for damages or specific performance against Europe based upon such deemed amendment.

            2.2 Europe hereby grants to Advance, subject to the terms, conditions and limitations hereof, an exclusive Sublicense to use the Marks and the Europe Software in connection with the operation of the Business in the Territory. It is understood and agreed that Advance may transfer the Sublicense to La Carte or an other entity in which Advance wishes to operate the Business, prior to the commencement of the Business provided that such entity has sufficient capital to commence the Business including the payment of the initial Sublicense fee of $US1,000,000 (one million U.S. Dollars) provided for in
Section 2.13 of this Agreement.

            2.3 Advance acknowledges that it has no ownership interest in the Europe Software or the Marks, and accepts the rights granted to it under the Sublicense as specifically described and limited by the terms of this Agreement.

            2.4 Advance represents, warrants and agrees that neither during the Term of this Agreement nor thereafter, will Advance take any action whatsoever in derogation of the rights of Europe or Network as set forth in this Agreement and the Master License.

            2.5 Advance agrees that any and all goodwill associated with or identified by the Marks shall inure directly and exclusively to the benefit of Europe and Network. Advance agrees that any future trademarks, service marks, trade names, trade secrets or copyrighted materials which may be developed shall inure and accrue to the sole benefit of Europe and Network.

            2.6 No advertising by Advance or other use of the Marks by Advance shall contain any statement or material which may, in the judgment of Europe, be in bad taste or inconsistent with Europe's public image, or tend to bring disparagement, ridicule or scorn upon Europe, the Marks or the goodwill associated therewith. Advance shall advertise and promote the Business only under the Marks, without any accompanying words or symbols except as otherwise required by law and approved in writing by Europe.

            2.7 Advance shall use the Marks only in the manner expressly specified and approved in writing by the Europe.

            2.8 In order to ensure the quality of the Business being conducted in connection with which the Marks Europe shall have the right of entry and inspection of Advance's principal place of business at all reasonable times and the right to observe the manner in which Advance is conducting its operations.


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Such right shall include the ability to confer with Advance's employees and customers, and to inspect, without limitation, forms, agreements, applications and relating items and activities utilized for soliciting accounts for Member Restaurants and TRANSMEDIA Cardholders to ensure that the sales, promotion and enlisting activities are satisfactory and meet the quality control provisions and performance standards established by Europe.

            2.9 On the request of Europe, Advance shall assist Network, at Network's cost, in the procurement and maintenance of Network's rights in the Marks. Advance agrees to execute and deliver to Network, in such form as Network may reasonably request, all instruments necessary to effectuate protection of the Marks or to record Advance as a registered user of the Marks or to file or record this Agreement. If Advance fails to execute such instruments, Advance hereby appoints Network its attorney-in-fact to do so on its behalf. The power granted to Network in the preceding sentence is acknowledged by Advance to be coupled with an interest and shall be irrevocable. Advance understands and agrees that Network makes no warranty or representation that protection shall be secured in the Marks.

            2.10 Advance shall at all times use its best efforts, consistent with reasonable commercial practice, to promote the use of the Marks and the Business in the Territory, including, but not limited to, effecting the widest and best possible distribution of the TRANSMEDIA Card in the Territory; procuring Membership Restaurants and providing related services and activities throughout the Territory. Upon the failure of Advance to use its best efforts, consistent with reasonable commercial practice, to promote the use of the Marks and the Business in the Territory, Europe shall have the right to terminate this Agreement.

            2.11 Advance acknowledges that it is a sophisticated entity represented by counsel, and that it is entering into this Agreement with ample knowledge of the legal and business risks relating to the Agreement. Advance further acknowledges that it believes that this Agreement is not a franchise agreement and that no official registration or approval of this Agreement or any offer to enter into this Agreement is required. To the extent that this Agreement can be interpreted as a franchise agreement Advance waives all rights, including, without limitation, rights of rescission of the Agreement or rights to recover civil penalties or damages from Europe.

            2.12 (a) Holders of a TRANSMEDIA Card issued by TRANSMEDIA Card Issuers shall have the ability to use the TRANSMEDIA Card in Member Restaurants wherever located. TRANSMEDIA Card Issuers shall each be responsible for TRANSMEDIA Cards which are issued by them.


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                  (b) Operating procedures with respect to the processing,
billing and collection of charges by TRANSMEDIA Issuers shall be included in the Operations Manual and shall be updated periodically to reflect then current procedures. Procedures shall be designed to maximize the prompt crediting of Member Restaurant Credits used to the operating entity in which the Member Restaurant is located, such credit to be in the currency of such region. Similarly, charge backs shall be promptly recorded for charges that are rejected for whatever reason. Advance shall provide periodically to Europe a listing of its TRANSMEDIA Cardholders in a format and at a frequency to be determined by Europe.

            2.13 Upon the execution of this Agreement and as consideration for the rights granted by Europe to Advance hereunder, Advance will pay to Europe by bank wire transfer, the sum of One Million ($1,000,000) U.S. Dollars of which Two Hundred Fifty Thousand U.S. Dollars shall be promptly remitted to Network. Such payment shall be in immediately available funds.

      3.    DEVELOPMENT OBLIGATIONS

            Advance shall commence operating in the Territory as promptly as possible following the execution of this Agreement. If after six months Advance has not commenced operations, Europe may, in its sole and absolute discretion, terminate this Agreement.

      4.    TERM

            The Term of this Agreement shall commence on the date first above written and shall continue on a perpetual basis unless otherwise terminated pursuant to this Agreement or by mutual agreement of Europe and Advance.

      5.    TRAINING AND MAINTENANCE

            5.1 Advance will purchase, at its own expense, adequate computer hardware to be used by Advance for the operation of the Business.

            5.2 Europe will deliver to Advance one copy of the Europe Software along with all associated user guides and reference documentation for the Europe Software then in the possession or under the control of Europe.

            5.3 Europe shall make available, at Advance's expense, training which Europe deems reasonably sufficient with respect to all facets of the Business including, but not limited to, sales, administration and operations. Such training shall be scheduled consistent with the reasonable requirements of Advance and the availability of Europe's personnel.


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      6.    OWNERSHIP, TITLE AND PROPRIETARY RIGHTS

            Advance acknowledges that Europe is the sole owner of the Europe Software. This sole right of ownership includes any and all modifications, corrections, updates, changes, improvements and enhancements to the Europe Software.

      7.    CONFIDENTIAL INFORMATION

            7.1 Neither Advance nor any of its principals shall at any time, either during or after the Term of this Agreement, reveal any trade secrets of Network and/or Europe including without limitation TRANSMEDIA Cardholder base, technical information, drawings, materials equipment, computer systems, agreement forms, design, advertising format, support and service techniques and other techniques and data except as required for the operation of the Business in the Territory in compliance with this Agreement.

            7.2 Due to the special and unique nature of the confidential information, Advance hereby agrees and acknowledges that Europe and Network shall be entitled to immediate equitable remedies, including, but not limited to, restraining orders and injunctive relief in order to safeguard such proprietary, confidential, unique, and special information of Network or Europe and that money damages alone would be an insufficient remedy with which to compensate Network or Europe for any breach of the terms of Article 7 of this Agreement. Furthermore, Advance agrees that all employees and independent contractors of Advance having access to confidential information shall be required to execute non-disclosure agreements in a form acceptable to Europe. Advance shall take all necessary action to ensure that its employees and independent contractors comply with the terms and conditions of Article 7.

      8.    ADVERTISING

            8.1 Advance shall pay for its own advertising, including, without limitation, the cost of preparing and conducting direct mail, television, radio, magazine and newspaper advertising campaigns and other public relations activities; employing advertising agencies to assist therein; and providing promotional brochures and other marketing and public relations materials.

            8.2 Advance shall not advertise or use in advertising or any other form of promotion, the trademarks, service marks or commercial symbols of Network or Europe without appropriate trademark or copyright marks and registration marks or the designations TM or SM where applicable. Advance shall not in any manner whatsoever, including, but not limited to, advertising or any form of promotion or public relations, make any reference to


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the Marks or any other forms of trademarks, service marks, or commercial symbols of Network or Europe without appropriate designation protective of the rights of copyright, trademark, trade name and service mark.

      9.    ROYALTIES AND OTHER FEES

            9.1 For the Sublicense, in addition to the fee payable to Europe set forth in Section 2.13, Advance shall pay to Europe, in U.S. dollars, a royalty equal to five (5%) per cent of Advance's gross sales. For the purposes of this Agreement, gross sales means all membership fees and the gross reduction in rights-to-receive less any amounts for service charges or VAT.

            9.2 Advance shall be solely responsible for the collection of all monies due or rights-to-receive within the Territory from Member Restaurants and shall be solely responsible for the payment to Member Restaurants located in the Territory of monies due for the purchase of such rights-to-receive meal credits from such Member Restaurants.

            9.3 Europe will charge a fee of up to $50,000 per annum, against documented upgrade or maintenance charges. Any upgrades performed directly by Advance shall be provided without charge to Europe. No outside party may be retained by Advance to perform upgrades or maintenance without Europe's prior written approval.

            9.4 In the event that Advance is authorized by Europe to engage in other business activities, whether such activities are a derivative of the restaurant discount charge business (e.g. an independent entity selling the theater tickets at a discount to TRANSMEDIA Cardholders) or involve other services offered directly or indirectly to TRANSMEDIA Cardholders or Member Restaurants such as a program enabling Member Restaurants to buy equipment and services at a discount, Europe shall be entitled to a royalty on all such activities. The parties shall agree upon the royalties payable and the basis for the computation of royalties payable as a condition to approval by Europe. The terms by which such activities are authorized shall be deemed to be part of this Agreement, as if initially included, and general terms such as those covering payments, defaults and periodic reports shall be deemed to apply.

      10.   ACCOUNTING, RECORDS AND PAYMENTS

            10.1 Within thirty (30) days after the end of each fiscal quarter beginning with the fiscal quarter in which sales revenues commence, Advance shall furnish to Europe full and accurate and complete financial statements, including a balance sheet and profit and loss statements, showing gross sales for such fiscal quarter, a computation of the royalty due on those


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gross sales, and full payment in U.S. dollars to Europe of such royalties due.
Within sixty (60) days after the end of each fiscal year, Advance shall furnish to Europe full and accurate and complete certified financial statements, including a balance sheet and profit and loss statements, showing gross sales for such fiscal year, a computation of the royalty due on those gross sales, and full payment in U.S. dollars to Europe of such royalties due. Receipt or acceptance by Europe of any of the statements furnished or any sums paid pursuant to this Agreement will not preclude Europe from questioning their correctness at any time. Royalties on sales in a currency other than U.S. dollars shall be computed and converted on the basis of the conversion rate for purchase of U.S. dollars for such currency appearing in The New York Times on the last day of the fiscal quarter or year being reported.

            10.2 If all or part of any payment from Advance to Europe is not made when due, Advance will pay interest on such unpaid amount at the rate of 15% per annum.

            10.3 Advance will maintain appropriate and accurate books of account reasonably required for the computation of the gross sales of all transactions within the scope of this Agreement. Europe will have the right, through any authorized representative of its choice, on reasonable advance notice to Advance, to examine and photocopy all or part of the books of account and all other records, documents and material in the possession or under the control of Advance with respect to the subject matter of this Agreement. If following any such examination, it is determined that additional royalty payments are due to Europe, Advance will promptly pay such additional amount as well as interest accrued thereon at a rate of fifteen (15%) per annum from the date when such payment was originally due to the date when payment is made. If the additional royalty payment due to Europe is equal to two (2%) per cent or more of the total royalties paid in respect of the period concerned, Advance will also promptly pay to Europe the costs incurred in connection with the examination. All books of account and records will be kept available by Advance for at least two (2) years after the calendar year to which they relate.

            10.4 Advance covenants that it shall file and pay when due all taxes applicable to the Business, and Advance hereby indemnifies Europe against any and all claims, actions, costs, expenses, damages and liabilities which may result from the failure by Advance to fulfill such covenant.

      11.   ADVANCE'S STANDARDS OF PERFORMANCE

            11.1 Except as otherwise authorized in writing by Europe, Advance shall not (i) enlist or attempt to enlist any entity other than a restaurant as a provider of rights-to-receive


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credits; (ii) enlist or attempt to enlist any TRANSMEDIA Cardholder to use the
TRANSMEDIA Card other than as a discount food and beverage card; (iii) take any direct or indirect action which would result in use of the TRANSMEDIA Card for any purpose other than the receipt by the holder thereof of discounted food and beverages; or (iv) take any direct or indirect action to redeem or attempt to use or redeem rights-to-receive credits other than through use of the TRANSMEDIA Card.

            11.2 Advance shall secure and maintain in force all required governmental licenses, permits and certificates relating to the operation of the Business and shall operate the Business in full compliance with all applicable laws, ordinances and regulations.

            11.3 Advance shall notify Europe in writing within five (5) days of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency, or other governmental instrumentality, which may affect the operation or financial condition of Advance.

      12.   COVENANTS

            12.1 Advance covenants that during the Term, except as otherwise approved in writing by Europe, Advance shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation:

                  (a) divert or attempt to divert any business or customer of the Business to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Marks;

                  (b) employ or seek to employ any person who is at that time employed by TRANSMEDIA Issuer; or

                  (c) own, maintain, engage in, or have any interest in any business (including any business operated by Advance prior to entry into this Agreement) specializing, in whole or in part, in providing discount services, whether through use of barter, trade credits, scrip or similar items, or in printing, selling, distributing or soliciting of a charge card for discount services or activities or promoting a charge card providing services the same as or similar to some of those services provided, sold or offered through the Business.

            12.2 Advance specifically acknowledges that, pursuant to this Agreement, Advance will receive valuable training and confidential information, including, without limitation,


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information regarding the promotional, operational, sales, and marketing methods and techniques of Network, Europe and the Business. Accordingly, Advance covenants that, except as provided in this Agreement or as otherwise approved in writing by Europe, Advance shall not, during the term and, for a period of two
(2) years thereafter after the expiration or termination of this Agreement, regardless of the cause of termination, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, own, maintain, engage in, or have any interest in any business engaging, in whole or in part, in providing discount services, whether through use of barter, trade credits, scrip or similar items, or printing, selling, distributing or soliciting of a charge card for discount services or activities or promoting a charge card or providing services the same as or similar to that sold, offered or provided or which Europe has the right to offer or provide in the future under the Master License by Europe.

            12.3 The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Article 12 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision, Advance expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Article 12.

            12.4 Advance understands and acknowledges that Europe shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 12.1 and 12.2 in this Agreement, or any portion thereof, without Advance's consent, effective immediately upon receipt by Advance of written notice thereof, and Advance agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable.

      13.   DEFAULT AND TERMINATION

            13.1 If Advance breaches any of its obligations under this Agreement, Europe will have the right, without prejudice to any other rights Europe may have, to terminate this Agreement by giving written notice to Advance of such breach, and this notice will automatically become effective unless Advance completely remedies the breach within ten (10) days after such notice of breach is given to Advance.

            13.2 This Agreement shall terminate automatically upon delivery of notice of termination to Advance, if Europe makes a reasonable determination that continued operation of the Business


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by Advance will result in an imminent danger to public safety, or if Advance or its chief executive officer:

                  (a) is convicted of or pleads no contest to a felony, or a crime involving moral turpitude, or any other crime or offense that is likely to adversely affect the Business or the Marks;

                  (b) abandons or fails or refuses to actively operate the Business for three (3) weeks in any twelve (12) month period, unless Advance's operations have been closed for a purpose approved by Europe;

                  (c) makes any unauthorized use or duplication or sale of the Member Restaurant list or TRANSMEDIA Cardholder base list or breaches any obligation under Article 12;

                  (d) files a petition or seeks relief under or takes advantage of any insolvency law; makes an assignment for the benefit of its creditors; commences a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or of the whole or substantially all of its property; files a petition or an answer to a petition under any bankruptcy or similar law of any state, province, county or country;

                  (e) has a court of competent jurisdiction enter an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator of it or of the whole or substantially all of its property, or enter an order for relief against it in any case commenced under any bankruptcy law, or grant relief under any other similar law of any state, province, county or country; or, under the provisions of any law for the relief or aid of debtors, has a court of competent jurisdiction or a receiver, trustee, liquidator, custodian or conservator assume custody or control or take possession of it or of the whole or substantially all of its property; or has commenced against it any proceeding for any of the foregoing relief or has a petition filed against it under any chapter of any bankruptcy or similar law or any state, province, county or country thereof and such proceeding or petition remains undismissed for a period of 60 days; or by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition;

            13.3 To the extent that the provisions of this Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, non-renewal or the like other than in accordance with applicable law, such provisions shall, to the extent not in accordance with applicable law, not be effective, and the parties hereto shall


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comply with applicable law in connection with each of these matters.

      14.   RIGHTS AND DUTIES OF PARTIES UPON EXPIRATION OR
            TERMINATION

            Upon the expiration or termination of this Agreement for any reason whatsoever:

            14.1 All rights granted under the Sublicense will automatically revert to Europe, and Advance immediately will cease and, thereafter, refrain from all use of the Marks and the Europe Software and any mark or name similar to the Marks or that includes the Marks. Advance's obligation to refrain from all use of the Marks, as stated in the preceding sentence, shall include refraining from using any Marks as part of a company name or trade name. In addition, all royalties and fees that have accrued prior to expiration or termination shall be immediately payable, including damages, costs and expenses, including attorneys' fees, incurred by Europe on a default by Advance notwithstanding anything to the contrary contained in this Agreement.

            14.2 Advance shall immediately cease to operate as a sublicensee of Europe under this Agreement, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former sublicensee of Europe.

            14.3 Advance shall immediately and permanently cease to use, by advertising or in any manner whatsoever, any confidential methods, procedures, and techniques associated with the Business; the service mark and trade name "TRANSMEDIA" and any Indicia, Marks and distinctive forms, slogans, signs, symbols, logos, or devices associated with the Business.

            14.4 Advance shall be deemed to have assigned to Europe or Europe's designee any assumed name or equivalent registration which contains the name "TRANSMEDIA", any other Mark or any other service mark or trademark of Network or Europe, and Advance shall furnish Europe with evidence satisfactory to Europe of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement. Further, Advance hereby appoints Europe as Advance's attorney-in-fact to execute such documents and take such actions as are necessary in the event that Advance fails to comply with this Section 14.4.

            14.5 Advance agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy or colorable imitation the Marks either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute Network's or Europe's


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exclusive rights in and to the Marks and further agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Network or Europe so as to constitute unfair competition.

            14.6 Advance shall pay to Europe all damages, costs and expenses, including reasonable attorneys' fees, incurred by Europe subsequent to the termination or expiration of the Business in obtaining injunctive or other relief for the enforcement of any provisions of Articles 12 and 14.

            14.7 Advance shall immediately turn over to Europe the Operations Manual, records, files, instructions, brochures, agreements, disclosure statements, manuals with respect to the Licensed Software, any copies of the foregoing, and any and all other materials provided by Europe to Advance, or copies thereof, relating to the operation of the Business.

            14.8 Europe shall have the right, in its sole and absolute discretion, to purchase from Advance its then on-going Member Restaurant accounts for (i) twenty-five (25%) of the retail value of Advance's rights to receive, upon the purchase of such rights to receive, and (ii) an additional twenty-five (25%) per cent of the retail value of Advance's rights to receive, at such time as Europe collects on the rights to receive from Advance's TRANSMEDIA Cardholders, less any amounts remaining to be paid by Advance to Member Restaurants.

            14.9 Advance acknowledges that its failure to cease use of the Marks at the termination or expiration of this Agreement will result in immediate and irreparable damage to Europe. Advance acknowledges and admits that there is not adequate remedy at law and Advance agrees that, in the event of such failure, Network and Europe shall be entitled to equitable relief by way of temporary and permanent injunctions and such other and further relief as any court with jurisdiction may deem just and proper, other provisions to the contrary in this Agreement notwithstanding.

      15.   INSURANCE

            15.1 Advance will maintain, no later than two (2) months after the Closing Date at its own expense, in full force and effect at all times during which Advance is making any use of the Marks, with a responsible insurance carrier acceptable to Europe, a comprehensive liability insurance policy, including coverage for product and contractual liability, with combined single coverage of at least Two Million ($2,000,000) U.S. Dollars. This insurance will be for the benefit of Europe and Advance and will provide for at least ten (10) days' prior


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written notice to Europe and Advance of the cancellation or any substantial modification of the policy.

            15.2 The insurance afforded by the policy or policies respecting liability shall not be limited in any way be reason of any insurance which may be maintained by Europe. No later than 30 days prior to the commencement of operations, Advance shall provide Europe with a Certificate of Insurance showing compliance with the foregoing requirements. Such certificate shall state that said policy or policies will not be canceled or altered without at least twenty
(20) days' prior written notice to Europe and shall reflect proof of payment of premiums. Maintenance of such insurance and the performance by Advance of the obligations under this Article 15 shall not relieve Advance of liability under the indemnity provision set forth in this Agreement.

            15.3 Should Advance, for any reason, not procure and maintain such insurance coverage as required by this Agreement, Europe shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance coverage and to charge same to Advance, which charges, together with a reasonable fee for expenses incurred by Europe in connection with such procurement, shall be payable by Advance immediately upon notice.

      16.   TRANSFERABILITY OF INTEREST

            16.1 Advance may not assign or Transfer this Agreement or any of Advance's rights or obligations hereunder without Europe's prior written consent,except for an assignment to La Carte, which assignment shall be permitted. Upon the assignment by Advance to La Carte, Advance shall be relieved of all obligations within this Agreement. Except with respect to the assignment to La Carte the assignor shall remain liable to Europe for the obligations of the assignee.

      17.   INDEPENDENT CONTRACTOR: INDEMNIFICATION

            17.1 This Agreement does not constitute Advance as an agent, legal representative, joint venturer, partner, employee or servant of Europe or Network for any purpose whatsoever; and it is understood between the parties hereto that Advance shall be an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of Europe or Network, or to create any obligation, express or implied, on behalf of Europe or Network. Under no circumstances shall Europe or Network be liable for any act, omission, debt or any other obligation of Advance.

            17.2 Advance covenants and agrees to indemnify and hold Europe and Network harmless against and from any and all claims, demands, judgments, damages, suits, losses, penalties, expenses, costs, settlements and liabilities of any kind or nature (including reasonable attorneys' fees), arising or resulting from (i) any default in the observance, performance or breach of any representation, warranty, covenant or agreement made by Advance or required to be performed, observed or kept by it under this Agreement or (ii) claims based upon products liability, which liability Europe hereby specifically disclaims.

            17.3 Advance agrees to indemnify and hold Europe and Network harmless for any alteration or misuse of any service provided through the Business, and for any such claims, loss or damage incurred therefrom.

            17.4 Advance shall alone be responsible for all loss or damage originating in or in connection with the operation of its Business and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting from its Business and Advance agrees to indemnify and hold Europe and Network harmless from any such claims, loss or damage. However, Advance shall not be required to indemnify for any claims arising out of a breach of this Agreement or other civil wrongs of Europe.

      18.   REPRESENTATIONS AND WARRANTIES

            18.1  Advance represents and warrants to Europe as follows:

                  (a) Advance is a corporation duly organized or formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

                  (b) This Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all corporate actions required to be taken by it. The Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditors' rights generally.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (i) violate any provision of its Certificate of Incorporation, by-laws, or other charter or organization documents, (ii) violate any provision of, or constitute a default under or breach of, any agreement or instrument, or any judgment, decree or order to which it is a party or by which it is bound, or (iii) constitute a violation by it or of any law, rule or regulation of any governmental or regulatory body, commission, agency or other authority applicable to it, and any of such events would have a material adverse affect on this Agreement or the transactions contemplated hereby.

            18.2  Europe represents and warrants to Advance as follows:

                  (a) It is a corporation duly organized or formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

                  (b) This Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all corporate actions required to be taken by it. The Agreement has been duly and validly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles relating to or limiting creditors' rights generally.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (i) violate any provision of its Certificate of Incorporation, by-laws, or other charter or organization documents, (ii) violate any provision of, or constitute a default under or breach of, any agreement or instrument, or any judgment, decree or order to which it is a party or by which it is bound, or (iii) constitute a violation by it or of any law, rule or regulation of any governmental or regulatory body, commission, agency or other authority applicable to it, and any of such events would have a material adverse affect on this Agreement or the transactions contemplated hereby.

      19.   NON-WAIVER

            19.1 No failure of Europe to exercise any power reserved to it hereunder, or to insist upon strict compliance by Advance with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of Europe's right to demand exact compliance with the terms hereof. Waiver by Europe of any particular default by Advance shall not be binding unless in writing and executed by the party sought to be charged and shall not affect or impair Europe's right with respect to any subsequent default of the same or of a different nature; nor shall any delay, waiver, forbearance, or omission of Europe to exercise any power or rights arising out of any breach or default by Advance of any of the terms, provisions, or covenants hereof, affect or impair Europe's rights nor shall such constitute a waiver by Europe of any right hereunder or of the right to declare any subsequent breach or default. Subsequent acceptance by Europe of any payment(s) due to it hereunder shall not be deemed to be a waiver by Europe of any preceding breach by Advance of any terms, covenants or conditions of this Agreement.

      20.   NOTICE

            Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, mailed by certified mail, return receipt requested, or delivered by courier service requiting signature UpOn delivery, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

            Notices to Advance:
            International Advance, Inc.
            11 St. James's Square
            London SW1Y 4LB
            ENGLAND

            Notices to Europe:
            Transmedia Europe Inc.
            11 St James's Square
            London SW1Y 4LB
            ENGLAND

All notices hereunder shall be deemed to be effective upon delivery.

      21.   COST OF ENFORCEMENT OR DEFENSE

            In the event that either party to this Agreement is required to employ legal counsel or to incur other expenses to enforce any obligation of the second party hereunder, or to defend against any claim, demand, action, or proceeding by reason of the second party's failure to perform any obligation imposed upon the second party by this Agreement, and provided that legal action is filed and such action or the settlement thereof establishes the second party's default hereunder, then the first party shall be entitled to recover from the second party the amount of all reasonable attorneys' fees of such counsel and all other expenses incurred in enforcing such obligation or in defending against such claim, demand, action, or proceeding, whether incurred prior to, or in preparation for, or in contemplation of the filing of such action or thereafter.

      22.   ENTIRE AGREEMENT

            This Agreement and any documents referred to herein, shall be construed together and constitute the entire, full and complete agreement between Europe and Advance concerning the subject matter hereof, and supersede all prior agreements. No other representation has induced Advance to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing by both parties.

      23.   SEVERABILITY AND CONSTRUCTION

            23.1 Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation, such shall not impair the operation of or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, and the latter will continue to be given full force and effect and bind the parties hereto; and said invalid Sections , parts, terms and/or provisions shall be deemed not part of this Agreement; provided, however, that if Europe determines that said finding of illegality adversely affects the basic consideration of this Agreement, Europe may, at its option, terminate this Agreement.

            23.2 Anything to the contrary herein notwithstanding, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Europe or Advance and such of their respective successors and assigns as may be contemplated by this Agreement, any rights or remedies under or by reason of this Agreement.

            23.3 Advance expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is contained within the terms of any provision hereof, as though it were separately stated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Europe is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

            23.4 All captions herein are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

      24.   APPLICABLE LAW

            24.1 This Agreement takes effect upon its acceptance and execution by Europe in New York; and shall be interpreted and construed under the laws thereof, which laws shall prevail in the event of any conflict of law.

            24.2 Advance acknowledges and agrees that this Agreement is entered into in New York County, New York and that any action sought to be brought by either party for the purpose of enforcing the terms and provisions hereof shall be brought in the United States District Court for the State of New York, Southern District, or the State Court for the State of New York, and the parties do hereby consent to personal jurisdiction and venue in said courts for such purposes.

            24.3 No right or remedy conferred upon or reserved to Europe or Advance by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

            24.4 Nothing herein contained shall bar Europe's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

      25.   COUNTERPARTS

            This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, sealed and delivered this Agreement on the day and year first above written.



                                         TRANSMEDIA EUROPE INC.
ATTEST:                                  By:_________________________________
____________________________________     Title:______________________________

                                         INTERNATIONAL ADVANCE INC.
ATTEST:                                  By:_________________________________
____________________________________     Title:______________________________




TMNI International Inc. ("TMNI") hereby approves the granting of this Sublicense to International Advance, Inc. and to its anticipated assignee, Transmedia La Carte Restaurant, S.A. subject to the receipt of payment by TMNI of the sum of $US250,000. TMNI further agrees that upon a default under the Master License by Europe, Advance shall be notified of such default and, provided that such default has not been caused by a default of Advance, Advance shall continue to have all rights granted under this Agreement except that the granting party shall be thereafter deemed to be TMNI and all rights and obligations under this Agreement shall be between TMNI and Advance.


TMNI INTERNATIONAL INC.


By:_____________________________________
      Melvin Chasen, President